UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 7, 2009 (June 30, 2009)
Cytokinetics, Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50633	94-3291317

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation	File Number)	Identification No.)

280 East Grand Avenue, South San
Francisco, California	94080

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 624-3000
Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(b) On July 1, 2009, Mark McDade tendered his resignation from the Board of the Company as a Class III Director, with such resignation effective on July 1, 2009. Mr. McDade’s resignation is due to personal reasons and an interest to focus to his other professional activities and not the result of any disagreement with the Company. Beginning July 1, 2009, Mr. McDade will provide certain consulting services to the Company relating to strategic business matters and business and corporate development activities pursuant to a consulting agreement between Mr. McDade and the Company.
(e) On June 30, 2009, the Board of Directors (the “Board”) of Cytokinetics, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board, approved a special cash bonus program for all of the Company’s employees, including the Company’s principal executive officer, principal financial officer and other named executive officers (as defined under applicable securities laws). The Board adopted this special bonus program for employees of Cytokinetics, Inc. in recognition of their efforts and contributions that have permitted the Company to achieve its current position of relative financial strength and strategic positioning. In particular, the Board recognized the advancement of CK-1827452 in clinical development that resulted in the exercise by Amgen Inc. of its option to acquire a license to the Company’s cardiac myosin activator program, triggering a $50 million payment to the Company, and the recent closing by the Company of a registered direct financing. The cash bonus payments will be made to the Company’s employees, including the named executive officers, in July 2009.
All cash bonuses under any bonus program of the Company are paid at the discretion of the Board. The Compensation Committee exercised its discretion in recommending the amount of these cash bonuses and did not attempt to quantify the level of achievement of corporate goals or the extent to which each named executive officer’s division or department contributed to the overall success of the Company.
Also on June 30, 2009, the Board, upon recommendation of the Compensation Committee of the Board, increased 2009 base salaries for the Company’s principal executive officer, principal financial officer and other named executive officers (as defined under applicable securities laws). The salary increases for the Company’s named executive officers were based on a review of each officer’s respective 2008 performance against both the Company’s and the officer’s individual goals, the officer’s broader contributions to the organization, the role the officer is anticipated to play in 2009, and competitive salary data provided by third-party executive compensation consultants. Such base salary increases are effective as of July 1, 2009.
The special cash bonus amounts and adjusted 2009 base salaries for each of the Company’s named executive officers are listed below and incorporated herein by reference.
Additional information regarding compensation of the named executive officers, including the factors considered by the Compensation Committee in determining compensation, were included in the Company’s 2009 proxy statement.
2009 Salary Information for Named Executive Officers

		2009 Base
Name	Title	Salary
Robert I. Blum	President and Chief Executive Officer	$500,000

Sharon A. Barbari	Executive Vice President, Finance and Chief Financial Officer	$372,000 (1)

David J. Morgans	Executive Vice President, Preclinical Research and Development	$363,000

Michael S. Rabson	Senior Vice President, Business Development & Legal Affairs and General Counsel	$360,000

Andrew A. Wolff	Senior Vice President, Clinical Research and Development and Chief Medical Officer	$370,000

(1)	On June 30, 2009, the Board appointed Sharon A. Barbari Executive Vice President, Finance and Chief Financial Officer, effective July 1, 2009. Prior to the appointment, Ms. Barbari served as the Company’s Senior Vice President, Finance and Chief Financial Officer.

Special Bonus Information for Named Executive Officers

		Special Bonus
Name	Title	Amount
Robert I. Blum	President and Chief Executive Officer	$190,000

Sharon A. Barbari	Executive Vice President, Finance and Chief Financial Officer	$100,000

David J. Morgans	Executive Vice President, Preclinical Research and Development	$130,000

Michael S. Rabson	Senior Vice President, Business Development & Legal Affairs and General Counsel	$75,000

Andrew A. Wolff	Senior Vice President, Clinical Research and Development and Chief Medical Officer	$100,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INC.
Dated: July 7, 2009	By:	/s/ Sharon A. Barbari
		Name:	Sharon A. Barbari
		Title:	Executive Vice President, Finance and Chief Financial Officer